Exhibit 77(d)


                POLICIES WITH RESPECT TO SECURITIES INVESTMENTS

(1) On November 2, 2001, the Board of Trustees of the Registrant adopted, on behalf of the Funds, a fundamental investment restriction regarding the purchase and sale of commodities and commodity contracts. Under this new investment restriction, the Funds may not:

     Purchase or sell commodities or commodity contracts except for stock futures contracts, interest rate futures contracts, index futures contracts, and foreign currency futures contracts and options thereon, in accordance with the applicable restrictions under the Investment Company Act of 1940.

(2) On February 26, 2002, the Board of Trustees of the Registrant adopted, on behalf of the Funds, and in accordance with the requirements of Rule 35d-1 of the Investment Company Act of 1940, non-fundamental investment policies to (1) invest at least 80% of a Fund's assets in the type of investment suggested by its name, and (2) give shareholders 60 days' prior notice before any change in the 80% investment policy is implemented.